Exhibit 10.18

WAREHOUSE LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease," "Agreement" and/or "Lease Agreement") IS MADE AND ENTERED INTO this 7th day of January, 2019 by and between Yoan Chang Trading (hereinafter referred to as "Lessor") and Kirnland Food Service (hereinafter referred to as "Lessee").

SECTION ONE
TERM OF LEASE

By the present contact, the Owner agrees to rent to the Kirnland Food Service exclusive use of the warehouse facility, comprising     sqm, and its surrounding grounds,        sqm in total, located at 36 Enterprise Blvd. SW, Atlanta, GA 30336. The warehouse and enjoining compound shall be rented empty and clean. The Kirnland Food Service has the right, should a need occur, to erect temporary warehouse facilities (tents or containers) on the warehouse premises next to the rented warehouse without incurring any additional charges. The Owner guarantees access to the warehouse 24 hours per day, 7 days per week.

Lessee hereby agrees to pay, without demand, to Lessor as rent for the premises, monthly lease payments in the amount of TEN THOUSAND DOLLARS ($10,000.00) per month. The first monthly lease payment shall be due no later than Feburary 1, 2019. Subsequent payments shall be due no later than the 15th day of each successive month through and including the final month (or partial month) for which rent is due. All lease payments shall be personally delivered by Lessee to Lessor or, alternatively, mailed to Lessor's notice address (as hereinafter set forth) or at such other place as Lessor from time to time may designate in writing.

The term of this Lease shall be for a period of Twelve (12) months, commencing on the 1st day of January, 2019 (the "effective date"), and ending on the 31 day of December, 2019, both dates inclusive.

SECTION TWO
UTILITIES

Lessee shall pay all charges for gas, electricity, water, light, heat, power, telephone or other communication service, and any other utility service used, rendered or supplied upon or in connection with the subject property during the term of the Lease and/or while occupied by Lessee, and shall indemnify the Lessor against any liability or damages on such account. If Lessee fails to make timely payment for any such services, Lessor reserves the right to add any payment or payments made by Lessor to satisfy such charges to the monthly lease payment due on the month next following the date of such payment/s by Lessor, which shall then constitute rent due by Lessee.

SECTION THREE
USE OF PREMISES

Lessee shall use and occupy the leased premises for commercial business purposes in accordance with the zoning laws and regulations applicable to the subject property and for no other object or purpose. Lessee shall comply with all the sanitary laws, ordinances, rules, and orders of appropriate governmental authorities affecting the cleanliness, occupancy and preservation of the premises, including the sidewalks, driveway and any common areas on or connected to the premises, during the term of this Lease. The premises shall not be used for any unlawful purpose.

SECTION FOUR
ANIMALS

Lessee shall neither keep nor allow any live domestic or other animals on or about the premises without the prior, express, and written consent of Lessor. Lessee agrees to be solely responsible, and indemnify Lessor, for any and all damage done to the premises by any animal owned, kept or allowed on the premises by Lessee.

SECTION FIVE

CONDITION OF PREMISES

Lessee stipulates that Lessee has examined the premises, including the grounds and all buildings and improvements, and that they are, at the time of this lease, in good order and repair, safe, clean, and in habitable condition.

SECTION SIX

MAINTENANCE AND REPAIR

Lessee will, at Lessee's sole expense, keep and maintain the premises and appurtenances in good and sanitary condition and repair, reasonable wear and tear excepted, and shall avoid causing any damage to same, during the term of the Lease and any renewal thereof. Lessee shall, at Lessee's sole expense, make all required repairs to the plumbing, heating apparatus, electric and gas fixtures, and any other part or portion of the premises, whenever damage to such items shall have resulted from Lessee's misuse, waste or neglect or that of Lessee's employee, agent, guest or other visitor. Major maintenance and repair of the premises involving anticipated or actual costs in excess of $1,000.00 per incident not due to Lessee's misuse, waste or neglect or that of Lessee's employee, agent or visitor, shall be the responsibility of Lessor or Lessor's assigns. On the failure of Lessee to make repairs, as provided in this Section, Lessor may make the necessary repairs and add the amount of the cost of the repairs to the rent due on the month next following the date of repairs, or at any time thereafter, and the cost of repairs shall be and constitute rent together with the monthly lease payments due from Lessee as provided for above.

SECTION SEVEN
TAXES

During the term of this Lease, Lessee shall be required to pay all taxes and assessments imposed on the demised premises by any lawful authority. In the event that Lessor pays such taxes and assessments at any time during the Lease, Lessee shall, in addition to the monthly lease payments herein specified, promptly repay to Lessor the amount of taxes and/or assessments so paid by Lessor.

SECTION EIGHT

DAMAGE TO PREMISES BY FIRE OR CASUALTY

If, during the term of this Lease Agreement, the premises shall be destroyed by fire, the elements, or any other cause, except that cause resulting from the negligence or other wrongdoing of Lessee, this Lease Agreement shall be terminated as of the date of the damage or destruction and Lessee shall immediately surrender the premises to Lessor and shall pay rent only to the time of such surrender, unless the parties agree otherwise in writing. However, if the premises shall be damaged by fire or other cause so as to be capable of being repaired within sixty (60) days, Lessor shall have the option to repair the same and, during the time that repairs are being made, Lessor shall remit to Lessee a just and fair portion of rent according to the nature of the damage sustained and according to the extent that Lessee is deprived of use of the premises. Per SECTION SEVEN of this Lease, Lessee shall be responsible to Lessor for any damage to the premises caused by Lessee or Lessee's employee, agent, guest or other visitor.

SECTION NINE

INSPECTION, EXHIBITION OF PREMISES

Lessor, and Lessor's agents and employees, shall have free access to the premises, including any building or structure that may at any time be on the premises, at all reasonable times for the purpose of examining or inspecting the condition of the premises, in order to exercise any right or power reserved to Lessor under the terms and provisions of this Lease Agreement, or to ensure or enforce Lessee's compliance with the terms of the Lease. Additionally, Lessee shall permit Lessor, or Lessor's agents or employees, to display "For Sale" or "For Rent" or "Vacancy" or similar signs on the leased premises and to show the premises to prospective purchasers or Lessees at all reasonable times.

Lessee arising out of this Lease, Lessee shall pay Lessor's reasonable attorney fees and all court costs.

WITNESS THE SIGNATURES OF THE ABOVE-NAMED PARTIES.

LESSOR:

Yoan Chang Trading Corp.

 By: /s/                                                  Date: 1-7-2019

 LESSEE:

 Kirnland Food Service

 By: /s/                                                   Date: 1-7-2019

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